CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form SB-2, under the Securities Act of 1933, of our report dated March 16, 2007, with respect to our audit of the financial statements of China Education Alliance for the year ended December 31, 2006, and to the reference to our Firm under the heading “Experts” in the Prospectus.

/s/Murrell, Hall, McIntosh & Co., PPLP

Oklahoma City, Oklahoma
September 11, 2007